Pricing Supplement No. 2	Filing under Rule 424(b)(3)
Dated: March 4, 2003	Registration File No. 333-87782
(To Prospectus dated August 16, 2002)

$300,000,000

HAWAIIAN ELECTRIC INDUSTRIES, INC.

Medium-Term Notes, Series D

(Fixed Rate Notes)

Principal amount: $50,000,000

Interest Rate (fixed rate): 5.25% per annum

Original Issue Date: March 7, 2003

Stated Maturity Date: March 7, 2013

Issue price (as a percentage of principal amount): 100%

Purchasing Agent’s discount (as a percentage of principal amount): 0.625%

Net proceeds to HEI, before expenses (as a percentage of principal amount): 99.375%

Redemption: The Notes will not be subject to a sinking fund and cannot be redeemed by HEI prior to the Stated Maturity Date

Repayment: The Notes are not subject to repayment by HEI at the option of the holders thereof

Interest Payment Dates: Each March 7 and September 7, commencing September 7, 2003

Regular Record Dates: 15 calendar days preceding each Interest Payment Date (whether or not a Business Day)

Minimum Authorized Denominations: $1,000

CUSIP# 41987QBB8

Use of Proceeds: Hawaiian Electric Industries, Inc. (“HEI”) expects to use the net proceeds from the sale of the Notes covered by this Pricing Supplement, together with the net proceeds from the concurrent offering of $50 million aggregate principal amount of its 4.00% Medium-Term Notes, Series D due March 7, 2008 (the “2008 Notes”) and other corporate funds, to repay at maturity $100 million aggregate principal amount of Medium-Term Notes, Series C, bearing interest at LIBOR plus 105 basis points and due April 15, 2003. Pending the application of such net proceeds, HEI intends to invest such net proceeds in short-term investments.

As of the date of this Pricing Supplement, the principal amount of HEI’s Medium-Term Notes, Series D that have been sold (including the Notes to which this Pricing Supplement relates and the 2008 Notes, which are expected to settle on March 7, 2003) is $100,000,000.

Merrill Lynch, Pierce, Fenner & Smith Incorporated (allocated $30,000,000), Goldman, Sachs & Co. (allocated $15,000,000) and U.S. Bancorp Piper Jaffray Inc. (allocated $5,000,000) acted as principals for HEI in connection with the offer and sale of the Notes.